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                                                                     EXHIBIT 5.1

                                January 23, 1997

SangStat Medical Corporation
1505 Adams Drive
Menlo Park, CA 94025

          Re: Registration Statement on Form S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 originally filed by SangStat Medical Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") to be filed on January 24, 1997, as thereafter amended or supplemented (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 2,300,000 shares of the Company's Common Stock (the "Shares"). The Shares include an over-allotment option to the Underwriters to purchase up to 300,000 additional shares of the Company's Common Stock and are to be sold to the Underwriters as described in the Registration Statement for resale to the public. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

     It is our opinion that, upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, the Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We consent to the use of this Opinion as an exhibit to said Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement, including the prospectus constituting a part thereof, and in any amendment thereto.

                                            Very truly yours,

                                            /s/ Brobeck, Phleger & Harrison LLP
                                            Brobeck, Phleger & Harrison LLP